UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 10, 2022	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.10 per share	CMTL	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mutually Agreed Separation of Michael Porcelain as President and Chief Executive Officer

On August 10, 2022, Comtech Telecommunications Corp. (the “Company”) announced the mutually agreed separation of Michael Porcelain as President and Chief Executive Officer (the “CEO”) and member of the Board of Directors (the “Board”), effective immediately. The Company has reduced the size of its Board to eight members, effective immediately, and will reduce further to seven members effective immediately preceding the next annual stockholder meeting expected to occur in December 2022.

The Company has entered into a separation agreement (the “Separation Agreement”) with Mr. Porcelain. Pursuant to the Separation Agreement, the parties agreed that Mr. Porcelain will receive certain payments and benefits if he executes and does not revoke a release of claims (the “Release”) within 21 days of his separation of employment, pursuant to which he will release certain claims he may have against the Company and other released parties. In exchange, the Company agreed that all of Mr. Porcelain’s outstanding and unvested stock option and other equity awards granted under the Company’s 2000 Stock Incentive Plan (excluding long-term performance share or similar performance-vesting equity awards), shall become immediately vested and exercisable (if subject to exercise) and all restrictions on such awards shall lapse as of the date of his separation of employment, and further, that Mr. Porcelain’s long-term performance share or similar performance-vesting equity awards shall immediately vest at the maximum performance target as described in the applicable award agreement. Pursuant to the Separation Agreement, the Company will also be obligated to pay to Mr. Porcelain a lump sum cash severance payment in the amount of $3,431,552, which amount will be paid on or about October 3, 2022. Additionally, pursuant to the Separation Agreement, the Company will also be obligated to continue Mr. Porcelain’s participation in the Company’s employee medical, dental and vision plans at the Company’s expense for a period of twenty-four (24) months. Further, pursuant to the company-wide severance plan, Mr. Porcelain will be paid five weeks of salary plus an amount equal to accumulated but unvested restricted sick time.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Appointment of Ken Peterman as President and Chief Executive Officer

On August 10, 2022, the Company announced that Ken Peterman, age 65, has been appointed President and Chief Executive Officer, effective immediately. Mr. Peterman will remain Chairman of the Board. The Company has a Lead Independent Director.

The Company anticipates entering into an employment agreement with Mr. Peterman, the material terms of which will be disclosed separately when they are finalized.

An award-winning global executive leader, Mr. Peterman’s accomplished career spans over forty years in the defense segment, accumulating credentials across a wide array of markets and both commercial and government satellite systems. He has augmented a strategic landscape in tactical and satellite communications, cybersecurity, and C4 defense technology sectors through tenures at the President/CEO and VP/GM level of top defense companies including Viasat, ITT/Exelis, Collins Aerospace, Raytheon and SpyGlass Group. Most recently, as President at Viasat Government Systems, Mr. Peterman led a world-class satellite communications, mobile networking and cybersecurity portfolio. At Raytheon, he developed a $1B/year Tactical Defense Electronics Systems Division with market-leading performance. While at ITT/Exelis, he led major restructuring actions across twelve states plus the U.K. (with sales of ~$1.3B/yr), improving resource utilization and reducing infrastructure to align with emerging market and budget realities while creating double-digit growth.

A copy of the Company’s press release announcing the transition from Mr. Porcelain to Mr. Peterman in the role of President and Chief Executive Officer is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Separation Agreement, dated August 9, 2022
99.1	Press Release, dated August 10, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated: August 10, 2022

	By:	/s/ Michael A. Bondi
Name: Michael A. Bondi
Title: Chief Financial Officer